M&A Premiums Paid Analysis
(1) Assumes purchase price of $10.00 per share and transaction announcement on October 4, 2005.

Transaction Overview
Exhibit (c)(5)
Equity Values Between $100 - $300 Million Since January 1, 2001.
# of Transactions: 221 Premium At
Neoforma Purchase
Period Before Annoucement Price
Price
(1)
Premiums Paid Data Percentile
10th 20th 30th 40th 50th 60th 70th 80th 90th
One Day 8.61 $        16.1% 1.7% 9.1% 15.8% 19.7% 24.3% 30.7% 39.3% 51.7% 68.5%
One Week 8.02 24.7% 3.8% 11.0% 17.7% 23.4% 28.3% 34.3% 42.7% 58.9% 77.8%
One Month 7.47 33.9% 2.7% 11.0% 19.6% 25.9% 31.0% 40.4% 50.7% 67.5% 93.5%

Implied Transaction Multiples
Transaction Overview
(1) Enterprise value reflects approximately $46.0 million in net cash for LTM as December 31, 2005P.

(in thousands except per share amounts)
Transaction Price Per Share $10.00
Fully Diluted Shares Outstanding 20,708
Total Equity Value $207,076
Total Enterprise Value
(1)
$161,076
Neoforma Enterprise Value/
Revenue Results Revenue
LTM as of December 31, 2005P $72,758 2.21 x
Enterprise Value/
EBITDA EBITDA
LTM as of December 31, 2005P $14,646 11.0 x
Enterprise Value/
EBIT EBIT
LTM as of December 31, 2005P ($37,818) NMF

Selected Public Companies Analysis
($ in thousands)
Transaction Overview
(1)
(1)  Assumes $10.00 per share purchase price and LTM results as of December 31, 2005P.
(2)  Enterprise value as of October 3, 2005 and LTM results as of the most recent reported quarter.  Public companies include Ariba, Cerner, Eclipsys, I-many, i2 Technologies, IMS Health, Manugistics Group, Per-Se Technologies
and WebMD.

Neoforma
Neoforma Implied Selected Public Company Multiples
(2)
Results
(1)
Multiples  Min Mean Median Max
Enterprise Value /
LTM Revenue $72,758 2.21 x 0.90 x 2.11 x 2.02 x 3.69 x
Enterprise Value /
LTM EBITDA $14,646 11.0 x 8.7 x 16.5 x 13.9 x 28.7 x

Selected Transactions Analysis
($ in thousands)
Transaction Overview
Neoforma
Neoforma Implied Selected Transaction Valuation Multiples
Results
(1)
Multiples  Min Mean Median Max
Enterprise Value /
LTM Revenue $72,758 2.21 x 1.43 x 3.31 x 2.31 x 9.60 x
Enterprise Value /
LTM EBITDA $14,646 11.0 x 10.7 x 23.3 x 13.8 x 55.7 x
(1)
(1)  Assumes $10.00 per share purchase price and LTM results as of December 31, 2005P.

Methodology and Assumptions
Selected Public Companies Analysis
Ariba, Inc.
Cerner Corp.
Eclipsys Corp.
I-many, Inc.
i2 Technologies, Inc.
IMS Health
Manugistics Group, Inc.
Per-Se Technologies, Inc.
WebMD Corp.
Comparable Companies
In utilizing the Selected Public Company valuation methodology, Blair reviewed the public equity markets to identify companies that we deemed relevant.
The review of public companies included healthcare information technology companies and companies with similar operations.

Selected Public Companies Analysis
Selected Public Companies Analysis
As of October 3, 2005. Estimates per Bloomberg and First Call.
(1) Enterprise Value = Market Capitalization + Preferred Equity + Total Debt + Minority Interest - Cash and Equivalents. Assumes Cash and Equivalents for these companies represent excess cash.
Enterprise Value
(1)
/ Price/ Price/
LTM LTM LTM Earnings Earnings
Comparable Companies Revenue EBITDA EBIT Cal. 05E Cal. 06E
Supply Chain
ARIBA INC 0.90 x 19.0 x NMF 28.9 x 19.0 x
I2 TECHNOLOGIES INC 1.37   8.7   10.4   NMF 12.5
I-MANY INC 1.15   NMF NMF NA NA
MANUGISTICS GROUP INC 1.14   19.4   NMF NMF 70.9
PER-SE TECHNOLOGIES 2.02   13.9   19.5   18.2   15.7
Mean 1.32 x 15.3 x 15.0 x 23.6 x 29.5 x
Median 1.15   16.5   15.0   23.6   17.3
HC/Information Services
CERNER CORP 3.20 x 13.8 x 25.8 x 40.1 x 32.6 x
ECLIPSYS CORP 2.21   NMF NMF NMF 31.0
IMS HEALTH 3.69   11.6   14.3   19.0   17.1
WEBMD CORP 3.28   28.7   56.3   19.6   16.6
Mean 3.09 x 18.0 x 32.1 x 26.2 x 24.3 x
Median 3.24   13.8   25.8   19.6   24.0
Overall
Minimum 0.90 x 8.7 x 10.4 x 18.2 x 12.5 x
Mean 2.11   16.5   25.3   25.2   26.9
Median 2.02   13.9   19.5   19.6   18.1
Maximum 3.69   28.7   56.3   40.1   70.9
NEOFORMA.COM INC 1.94 x 8.2 x NMF NA NA

Methodology and Assumptions
Blair reviewed publicly available transactions for the past five years to identify those transactions that involved the acquisition of companies that we deemed relevant.
The review of past transactions included transactions for healthcare information technology companies with enterprise values in excess of $50 million.
Selected M&A Transaction Analysis

Selected Transactions
Selected M&A Transaction Analysis
(1) Excludes earn-out of $124 million.

($ in millions) Total
Enterprise LTM Enterprise Value to
Date Value EBITDA LTM
Effective Target Acquiror Consideration ($MM) Margin Sales EBITDA
01/13/05 GWI Agfa-Gevaert Cash $333.5
(1)
NA 2.17x NA
01/03/05 VitalWorks (medical division) Cerner Corporation Cash $100.0 NA 1.43x NA
12/23/03 Torex plc iSoft plc Stock $681.7 20.3% 2.31x 11.4x
10/07/03 PracticeWorks Eastman Kodak Cash $492.5 18.0% 3.24x 18.0x
07/08/02 ALI Technologies McKesson Corporation Cash $347.6 23.9% 9.60x 40.1x
07/30/01 Sunquest Information Systems Misys PLC Cash $339.1 19.9% 2.74x 13.8x
08/13/01 Healthcare.com Xcare.net Stock $86.0 15.4% 1.66x 10.7x
07/03/00 Shared Medical Systems Corp Siemens Medical Engineering Group Cash $2,214.2 14.0% 1.89x 13.5x
09/12/00 Medical Manager Corporation Healtheon/WebMD Stock $1,484.2 8.6% 4.79x 55.7x
Mean 17.2% 3.31x 23.3x
Median 18.0% 2.31x 13.8x
Maximum
23.9%
9.60x 55.7x
Minimum 8.6% 1.43x 10.7x

Methodology and Assumptions
M&A Premiums Paid Analysis
Blair analyzed 221 domestic public transactions announced since January 1, 2001 between $100 million and $300 million in value in which 100% of the target was acquired.
Blair compared the price of each transaction to the closing price of the target stock one day, one week and four weeks prior to the announcement of the transaction.

M&A Premiums Paid Analysis
M&A Premiums Paid Analysis

Equity Values Between $100 - $300 Million Since January 1, 2001.
# of Transactions: 221 Premium At
Neoforma Purchase
Period Before Annoucement Price Price
(1)
Premiums Paid Data Percentile
10th 20th 30th 40th 50th 60th 70th 80th 90th
One Day 8.61 $        16.1% 1.7% 9.1% 15.8% 19.7% 24.3% 30.7% 39.3% 51.7% 68.5%
One Week 8.02 24.7% 3.8% 11.0% 17.7% 23.4% 28.3% 34.3% 42.7% 58.9% 77.8%
One Month 7.47 33.9% 2.7% 11.0% 19.6% 25.9% 31.0% 40.4% 50.7% 67.5% 93.5%
(1) Assumes purchase price of $10.00 per share and transaction announcement on October 4, 2005.